                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

     Man Sang International (B.V.I.) Limited
     Man Sang International Limited
     Man Sang Enterprise Ltd.
     Hong Kong Man Sang Investments Limited
     Peking Pearls Company Limited
     Man Sang Jewellery Company Limited
     Overseas South Pearls Limited
     Sokeen Limited
     Golden Concord (Asia) Limited
     Excel Access Limited
     Wealth-In Investment Limited
     Asean Gold Limited
     Damei Pearls Jewellery Goods (Shenzhen) Co. Ltd.
     Man Hing Industry Development (Shenzhen) Co., Ltd.
     Tangzhu Jewellery Goods (Shenzhen) Co., Ltd.
     M.S. Electronic Emporium Limited
     Man Sang Innovations Limited